EXHIBIT 99.1

STURM, RUGER & CO., INC. SOUTHPORT, CONNECTICUT 06890 U.S.A.

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. DECLARES QUARTERLY DIVIDEND
OF 7.8¢ PER SHARE AND ANNOUNCES THE EXPANSION OF ITS
STOCK REPURCHASE PROGRAM TO $10 MILLION

SOUTHPORT, CONNECTICUT, November 1, 2010 - Sturm, Ruger & Company, Inc. (NYSE: RGR) announced today that its Board of Directors declared a quarterly dividend of 7.8¢ per share on the Company’s issued and outstanding shares of common stock.  This cash dividend will be paid on November 26, 2010 to stockholders of record as of November 12, 2010.

Chief Executive Officer Michael O. Fifer commented on the Company’s dividend practice, “Since 2009, our quarterly dividends have been based on operating results, which necessarily vary every quarter.  Therefore, the amount per share of the quarterly dividend fluctuates each quarter and better reflects the operating results of the Company.”

Today, the Company also announced that its Board of Directors has expanded its stock repurchase program from $4.3 million to $10 million.  The Company is now authorized to repurchase up to $10 million of its common stock from time to time in the open market or through privately negotiated transactions.

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market.  Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations.  Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.